UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person*
   Nancy Lazara
   3901 7th Avenue South, Suite 200
   Seattle, WA 98108

2. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, Inc. (BRZZ)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President Food

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

____________________________________________________________________________________________________________________________________
Table I -- Non-Derviative Securties Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1. Title of Security     |2.      |3.     |4. Securities Acquired (A)     |5.Amount of     |6. Ownership   | 7.Nature of Indirect  |
                         |  Transaction   |   or Disposed of (D)          |  Securities    |   Form: Direct|   Beneficial Ownership|
                         |        |       |                               |  Beneficially  |   (D) or      |                       |
                         |        |    |  |                 | A/ |        |  Owned at      |   Indirect(I) |                       |
                         |Date    |Code|V |   Amount        | D  | Price  |  End of Month  |               |                       |
___________________________________________________________________________________________________________________________________|
Common Stock             |5/21/   | P  |  |    3000         | A  |  $1.25 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/24/   | P  |  |    2000         | A  |  $1.25 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/28/   | P  |  |    2000         | A  |  $1.25 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/29/   | P  |  |    1000         | A  |  $1.30 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/29/   | P  |  |    2000         | A  |  $1.33 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/29/   | P  |  |    7500         | A  |  $1.27 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/29/   | P  |  |    10000        | A  |  $1.35 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/30/   | P  |  |    200          | A  |  $1.47 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/30/   | P  |  |    800          | A  |  $1.48 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/30/   | P  |  |    1000         | A  |  $1.45 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/30/   | P  |  |    5500         | A  |  $1.50 |                |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/31/   | P  |  |    15000        | A  |  $1.50 |    50000       |        D      |                       |
                         |02      |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|


____________________________________________________________________________________________________________________________________

Table II -- Derviative Securties  Acquired,  Disposed of, or Beneficially  Owned
     (e.g.,   puts,   calls,   warrants,   options,   convertible   securitites)
____________________________________________________________________________________________________________________________________
1.Title of Deriviative|2. Con- |3.   |4.     |5.Number of De|6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of  |
  Security            |version |Transaction  |rivative Secu |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|   Indirect   |
                      |or Exer |     |       |rities Acqui  |Expiration   |  Securities      |vative |tive      |ect|   Benficial  |
                      |cise    |     |       |red (A) or Dis|Date (Month/ |                  |Secu   |Securities|(D)|   Ownership  |
                      |Price of|     |       |posed of (D)  |Day/Year)    |                  |rity   |Benefi    |or |              |
                      |Deriva- |     |       |              |Date  |Expir |                  |       |ficially  |Ind|              |
                      |tive    |     |       |              |Exer- |ation |  Title and Number|       |Owned at  |ire|              |
                      |Secu-   |     |    |  |              |cisa- |Date  |  of shares       |       |End of    |ct |              |
                      |rity    |Date |Code|V | A |  D       |ble   |      |                  |       |Month     |(I)|              |
___________________________________________________________________________________________________________________________________|
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$4.70   |     |    | |       |        |(1)   |6/7/  |Common     |19842|       |19842     |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |11    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1,632  |     |    | |       |        |Immed.|11/1  |Common     |25   |       |25        |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |07    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1,632  |     |    | |       |        |Immed.|11/13 |Common     |9    |       |9         |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |07    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1,800  |     |    | |       |        |(2)   |2/3   |Common     |63   |       |63        |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |06    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1.50   |     |    | |       |        |Immed.|11/1  |Common     |2500 |       |2500      |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |09    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1.50   |     |    | |       |        |Immed.|11/1  |Common     |834  |       |834       |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |09    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1.50   |     |    | |       |        |(3)   |1/1   |Common     |5000 |       |5000      |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |09    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1.50   |     |    | |       |        |(4)   |11/1  |Common     |10321|       |10321     |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |09    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$6.00   |     |    | |       |        |(5)   |1/24  |Common     |2156 |       |2156      |D  |              |
(right to purchase)   |        |     |    | |       |        |      |11    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$1.50   |     |    | |       |        |(6)   |11/1  |Common     |1250 |       |1250      |D  |              |
(Right to purchase)   |        |     |    | |       |        |      |09    |Stock      |     |       |          |   |              |
-----------------------------------------------------------------------------------------------------------------------------------|
_________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) The option becomes exercisable for 4,961 shares on each of the first two anniversaries of June 7, 2001 and for 4,960 shares on each of the next two anniversaries of that date.
(2) The option became exercisable for 17 shares on February 3, 2000, for 16 shares on February 3, 2001 and for 15 shares on February 3, 2002 and becomes exercisable for 15 shares on February 3, 2003.
(3) The option became exercisable for 1,250 shares on each of the first three anniversaries of February 3, 1999 and becomes exercisable for 1,250 shares on the next two anniversaries of that date February 3, 2003.
(4) The option became exercisable for 2,581 shares on November 1, 2000 and for 2,580 shares on November 1, 2001 and becomes exercisable for 2,580 shares on each of the next two anniversaries of that date.
(5) The option became exercisable for 539 shares on January 24, 2002 and becomes exercisable for 539 shares on each of the first three anniversaries of that date.
(6) The option became exercisable for 313 shares on February 3, 2000, for 313 shares on February 3, 2001 and for 312 shares on February 3, 2002, and becomes exercisable for 312 shares on February 3, 2003.



                          /s/ Nancy Lazara                     6/10/02
                          -------------------------------      --------------
                          **Signature of Reporting Person      Date



** Intentional misstatements of omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001 an 15 U.S.C. 78ff(a).